UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2014

Sanomedics International Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Brickell Avenue, Suite 415, Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (305)433-7814 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Item 2.06 Material Impairments.

Item 8.01 Other Events.

On March 13, 2014 the Board of Directors of Sanomedics International Holdings, Inc. (the “Company”) determined to rescind the completed transaction with Prime Time Medical, Inc. (“Prime Time”) as if it did not occur, after discovering numerous material differences between financial statements reproduced by the Company and the financial statements provided by Mark Miklos (“Seller”), the seller of Prime Time in connection with the Purchase Agreement. As a result of these material misstatements, independent accountants engaged by the Company determined that Prime Time’s books and records were un-auditable. The material misstatements related primarily to the accounting treatment of revenues, accounts receivable and reserves for contractual allowances and inventory valuations.

Additionally the Company, after closing, discovered that the Seller failed to disclose that there were on-going audits with respect to Prime Time’s Medicare/Medicaid billings for periods prior to the consummation of the transaction. These audits have escalated and, as a result, Prime Time can no longer invoice Medicare/ Medicaid for any products or services and be paid for such products and services until the outcome of the audits which could last at least two years. Also, as a result of other Medicare/Medicaid audits for periods prior to the consummation of the transaction, Medicare/Medicaid is demanding payments for products that Prime Time was paid prior to the closing of the transaction that were improper. It is estimated that Prime Time may owe Medicare/Medicaid up to $500,000 in improper payments and at least another $500,000 in accounts receivable that will not be paid to Prime Time pending the outcome of the audits.

On March 13, 2014 the Board concluded that as a result of the foregoing events and Medicare/Medicaid’s constraint on Prime Time’s business and payment stream, the business could no longer survive and should immediately cease operating.

Additionally as a result of the above discoveries by the Company, on March 18, 2014, the Company filed a lawsuit against Mark R. Miklos in Miami-Dade County, Florida Case No.14007055CA01, alleging breach of contract, fraud in the inducement, fraudulent misrepresentation, unjust enrichment, conversion, breach of fiduciary duty and damages. We are seeking judgment against the Seller, restitution, rescission of the Purchase Agreement and Employment Agreement and return of all moneys paid to the Seller.

On March 19, 2014 the Company was served with a lawsuit filed by Mark Miklos against the Company and Anovent, Inc. in Hillsborough County, Florida Case No. 14-CA-2520 DIV K, alleging the following: breach of the Employment Agreement entered into with the Company; improper notice of termination; breach of the Short Term Note for $850,000; breach of Promissory Notes A and B for $500,000 each, and further includes an action to foreclose a security interest in personal property and intangibles as a result of the alleged defaults of the Notes and rights under the Security Agreement. The Company believes there is no merit to Mr. Miklos’ lawsuit and intends to defend itself aggressively.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 13, 2014, the Board of Directors the Company concluded that the previously issued unaudited consolidated financial statements at September 30, 2013 and for the three and nine months then ended as contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 could no longer be relied upon because of errors related to the presentation of certain balances of its recent acquisition Prime Time, included in the reported consolidated balances for the quarter ended September 30, 2014, and related pro forma information included in the footnotes to the financial statements. As referred to in Item 1.02 and 2.06 above, there were material misstatements in the balances of Prime Time utilized in the unaudited consolidated financial statements at September 30, 2013 and for the three and nine months ended September 30, 2013. The assets and liabilities in the consolidated balance sheet as of September 30, 2013 will exclude the balances for Prime Time as if the transaction did not occur resulting in approximately $1,200,000 decrease in net assets. The Statement of Operations for the three and nine months ended September 30, 2013 will also exclude the Prime Time revenues and loss from operations from the date of acquisition August 30, 2013 of approximately $333,000 and $39,000, respectively.

The Company’s Chief Financial Officer has discussed these matters with Mallah Furman the Company’s independent registered public accounting firm. The Company expects to file an amended Form 10-Q/A for the period ended September 30, 2013 containing the restated unaudited consolidated financial statements as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics International Holdings, Inc.

Date: March 28, 2014	By:	/s/ David C. Langle
David C. Langle,
Chief Financial Officer